Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Voyager Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	(1)	Debt	Debt Securities	Rule 457(r)	—	—	—	0.00013810		—	—	—	—
	(2)	Equity	Class A Common Stock, par value $0.0001	Rule 457(r)	—	—	—	0.00013810		—	—	—	—
	(3)	Equity	Preferred Stock	Rule 457(r)	—	—	—	0.00013810		—	—	—	—
	(1)	Equity	Depositary Shares	Rule 457(r)	—	—	—	0.00013810		—	—	—	—
	(1)	Other	Purchase Contracts	Rule 457(r)	—	—	—	0.00013810		—	—	—	—
	(1)	Other	Units	Rule 457(r)	—	—	—	0.00013810		—	—	—	—
	(1)	Other	Warrants	Rule 457(r)	—	—	—	0.00013810		—	—	—	—
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts	—	$0.00	—	$0.00	—	—	—	—
	Total Fees Previously Paid	—	—	—	$0.00	—	—	—	—
	Total Fee Offsets	—	—	—	$0.00	—	—	—	—
	Net Fee Due	—	—	—	$0.00	—	—	—	—
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(1)This registration statement registers an unspecified number of securities or aggregate principal amount, as applicable, of each identified class as may from time to time be offered at unspecified prices, including upon exercise, conversion, exchange or settlement of other securities or as part of units. The proposed maximum offering prices per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units. Pursuant to Form S-3 Instruction 2.A.iii.c. of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure, the registrant elects to pay all of the registration fee on a deferred basis in reliance upon Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)See Note 1. In addition, this registration statement registers an unspecified number of additional shares of common stock as may be issued from time to time upon conversion of any debt securities or shares of preferred stock that are convertible into common stock or exercise of warrants that are exercisable for common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities, shares of preferred stock or warrants. Additionally, pursuant to Rule 416 under the Securities Act, this registration statement registers such indeterminate number of additional shares of common stock as may be issued in connection with stock splits, stock dividends or similar transactions.
(3)See Note 1. In addition, this registration statement registers an unspecified number of additional shares of preferred stock, if any, issuable upon conversion, exchange, exercise or settlement of any other class or series of preferred stock, or of any debt securities or warrants.